EXHIBIT 99.7

INDEMNITY/CONTRIBUTION AGREEMENT

        THIS INDEMNITY/CONTRIBUTION AGREEMENT is effective April 30, 2006, by and between VILLAGEEDOCS (“VEDO”), GOSOLUTIONS EQUITY, LLC (the “LLC”), and the principals of the LLC identified on the signature page hereto (“Principals”).

W  I  T  N  E  S  S  E  T  H:

        WHEREAS, VEDO, GOSOLUTIONS, INC. (“GSI”) and VEDO MERGER SUB, INC. (“Merger Sub”) have entered into an Agreement and Plan of Reorganization, originally dated February 17, 2006, as amended on April 7, 2006 (“Merger Agreement”), pursuant to which GSI will be merged into the Merger Sub with GSI being the surviving entity, the result of which is that GSI will become a wholly-owned subsidiary of VEDO (the “Merger”); and

        WHEREAS, certain of the GSI shareholders exercised dissenters rights in connection with the Merger, the result of which was a settlement of such disputes, as more fully described below; and

        WHEREAS, VEDO, GSI, and the “Zant Entities” have entered into a Settlement and Release Agreement as of April 27, 2006, pursuant to which VEDO will redeem all of the VEDO shares otherwise issuable to Louis T. Zant and the Zant Group Trust (collectively the “Zant Entities”) in the Merger in exchange for the preferred and common shares of GSI held by the Zant Entities in consideration of Eight Hundred Forty Thousand Dollars ($840,000); and

        WHEREAS, in accordance with the terms and conditions of the Settlement and Release Agreement VEDO, GSI and the Zant Entities have entered into other agreements and understandings as more fully set forth in the form of Settlement and Release Agreement, attached as Exhibit “A,” the terms of which are incorporated herein by reference; and

        WHEREAS, the source of the cash payment for the redemption of the Zant Entities VEDO shares will be a draw upon an outstanding One Million Dollars ($1,000,000) secured line of credit of GSI with SunTrust Bank, which line of credit is guaranteed by the Principals; and

        WHEREAS, the Principals are agreeable to maintaining the existence of their guaranty to SunTrust Bank, which facilitates the extension of the maturity date of the SunTrust Bank line of credit until April 30, 2007.

        WHEREAS, as an inducement for the Principals to guarantee the SUNTRUST BANK line of credit which is used as a source of funds for the redemption of the Zant Entity shares, VEDO has agreed to indemnify and hold harmless the LLC and its Principals in the event they are required to repay any portion or all of the GSI obligations to SUNTRUST BANK pursuant to the terms of their guaranty in accordance with the terms and provisions of this Agreement; and

        WHEREAS, based upon the above recitals VEDO acknowledges and agrees that it is a direct third party beneficiary of the LLC and its principals guaranty to SUNTRUST BANK inasmuch as it is the source of funds to redeem the Zant shares, which facilitates the Merger.

        NOW, THEREFORE, for an in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

        1.       Recitals.   The above recitals are true and correct and are incorporated herein by reference.

        2.       Indemnity.   Subject to the provisions set forth herein, VEDO agrees to indemnify the LLC and its principals, on a joint and several basis, against any claims, demands, losses or damages incurred by the LLC or its principals together with interest thereon, including without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with honoring or funding any amounts pursuant to the guaranty issued for the benefit of the SunTrust Bank line of credit with GSI used to fund the redemption of the Zant Entities shares (“Indemnified Obligation”). The Indemnified Obligation shall also include any interest paid by the LLC or its principals to SUNTRUST BANK in connection with the guaranty.

    3.       Indemnity Supported by VEDO Common Shares.   The parties agree that the sole and exclusive source of contribution from VEDO to honor the Indemnified Obligation shall be the issuance of VEDO’s common shares to the LLC or its principals at a per share value of five.three cents ($.053), subject to adjustment for stock splits, reverse stock splits or similar recapitalizations. In no event will VEDO be required to issue the LLC or the Principals in excess of 15,820,754 VEDO common shares, which equals the number of VEDO common shares that the Zant Entities would have otherwise received to pursuant to the Merger, subject to adjustment for stock splits, reverse stock splits or similar recapitalizations. VEDO agrees at all times to reserve a sufficient number of its authorized but unissued common shares to honor its obligations pursuant to this Agreement. VEDO agrees that any common shares issued pursuant to this Agreement will have registration rights similar to those granted and to all other holders of GSI shareholders in connection with the Merger and related Registration Rights Agreement, the terms of which are incorporated herein by reference. Upon demand by the LLC or its Principals, VEDO shall promptly issue within five (5) days of receipt of a written demand by the LLC or its principals, with proper documentation, the VEDO shares supporting this indemnity/contribution obligation.

Example:	The Principals are required to fund $100,000 pursuant to the SunTrust guaranty. VEDO will be required to issue 1,886,792 common shares ($100,000 / .053) to the LLC or its Principals in order to fund its indemnity contribution obligation, pursuant to this Agreement.

                The indemnity/contribution obligations of VEDO shall expire when the SunTrust Bank line of credit is paid in full.

        4.       Written Modification.   This Agreement may not be changed, altered or modified orally or in any other manner other than by written agreement signed by all the parties hereto.

        5.       Governing Law.   This Agreement is executed and delivered in, and its terms and provisions are to be governed by, the laws of the State of Florida.

        6.       Binding Effect.   All covenants and representations are binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the parties hereto.

        7.       Attorneys’ Fees.   In the event this Agreement is enforced by law or through an attorney at law, or under advice therefrom, the undersigned agree to pay all costs of enforcement, including reasonable attorneys’ fees. Such attorneys’ fees and costs shall include, but not be limited to, fees and costs incurred in all matters of enforcement, construction and interpretation, before, during and after suit, trial, arbitration proceedings and appeals, as well as appearances in and connected with any bankruptcy proceedings or creditor’s reorganization or arrangement proceedings.

        8.       Waiver of Rights of Subrogation.   Provided that VEDO is not in breach of this Agreement, the LLC and the Principals agree to waive any right rights of subrogation they may have in connection with satisfying the obligations of GSI to SunTrust Bank. Specifically, the LLC and the Principals agree that, provided that VEDO is not in breach of this Agreement, not to foreclose upon or exercise any rights or remedies as a secured creditor pursuant to the provisions of the SunTrust line of credit and related security documents.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

WITNESSES:	VILLAGEEDOCS, LLC

By:
Print Name:	Print Name:
Title:
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GOSOLUTIONS EQUITY, LLC

By:
Print Name:	Print Name:
Title:
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PRINCIPALS OF GOSOLUTIONS EQUITY, LLC

	By:	/s/ Larry Morgan
Print Name:		Larry Morgan

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	By:	/s/ Dan Doyle
Print Name:		Dan Doyle

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	By:	/s/ Tom Thorn
Print Name:		Tom Thorn

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	By:	/s/ Tom Lokey
Print Name:		Tom Lokey

Print Name: